EXHIBIT 4.25


                           SOFTWARE LICENSE AGREEMENT


THIS AGREEMENT is entered into this 10th day of May 1999.

BY AND BETWEEN:

         REAL ENTERTAINMENT LTD., with registered office in St. John's Antigua, West Indies

         (the "Licensee")

AND

         SOFTEC SYSTEMS CARIBBEAN INC. with offices at 1589 Newgate Street, St. John's Antigua, West Indies

         ("Softec" and/or the "Licensor")

         (hereinafter, referred to singly as a "Party" and collectively, as the ("Parties"),

WHEREAS,

A.       Softec owns rights to Internet casino software (the "Software");

B.       Softec wishes to license the Software to other companies;

C. Softec wishes to provide a complete computer hardware and software package that the Licensee may use to operate an Internet gaming site;

D. The Licensee wishes to license the software and make use of Softec's computer hardware in order to operate an Internet gaming site; and

E. Starnet Communications International, Inc. ("SCII"), a Delaware Company trading on the United States NASDAQ bulletin board under The symbol "SNMM", is the controlling shareholder of Softec,


NOW THEREFORE, in consideration of the premises and mutual covenants herein set forth, the Parties agree as follows:

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1.       GENERAL PROVISIONS

1.1      DEFINITIONS

         1.1.1 "Licensed Software" shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals, and listing made generally available by Softec for use in connection with the licensed programs. The Licensed Software shall consist of JAVA casino games, downloadable casino games and not more than 2 CD ROM based casinos, one which may consist of an adult theme (where a license is available), and one with a non-adult theme (collective, the "Casino"). The Casino shall have various games of chance which includes, but are not limited to, blackjack, roulette, pai gow poker, video poker and slot machine and other games as added from time to time, based on a these chosen by the Licensee, a sportsbook web site within the gaming site, an HTML version of the sportsbook, and a lottery ticket distribution web site. It is understood that the website theme and design and the Uniform Resource Locator
                  (URL) used by Licensee will remain the property of the Licensee.

         1.1.2 "Net Monthly Revenue" shall mean, for any given calendar month, the total amount wagered in the Casino, horse track and the sportsbook, less winnings in the Casino, horse track and the sportsbook, PLUS, total sales of lottery tickets, less the invoiced cost for purchasing lottery tickets for the lottery ticket sales, PLUS, any membership fees for the Casino or additional fees for the Casino that may be charged by the Licensee that are not related to currency conversion or transaction processing. Net Monthly Revenue will not include any income derived from any part of the website that does not specially use the Licensed Software or systems provided by Softec.

         1.1.3 "Hardware" shall mean all the necessary computers, routers, cabling, monitors, hard drives, back-up systems, and other

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                  equipment, as determined by Softec in its absolute
                  discretion, located at its offices in St. John's Antigua, or other locations designated by Softec as may be required in order to properly store, distribute and run the Licensed Software.

         1.1.4 "Games" shall mean the casino style games, sportsbook, lottery, and pari-mutuel games that are played using the Licensed Software and are available from time to time.

         1.1.5 "Downloadable Software" shall mean the portion of the Licensed Software that must be resident on a customer's computer in order for the customer to access and play the Games.

         1.1.6 "Master CD" shall mean any of the compact discs containing the Downloadable Software that may be used to mass produce compact discs for delivery to the Licensee's customers.

         1.1.7 "Customer Information" shall mean all data collected and stored on customers including, without limiting the generality of the foregoing, name, address, phone and fax number, e-mail address, credit card numbers and expiration dates or information on other types of payments, amounts wagered and frequency of wagering.

         1.1.8 "Confidential Information" shall mean material in the possession of Softec which is not generally available to or used by others or the utility or value of which is not generally known or recognized as standard practice, including, without limitation, all financial business and personal data relating to Softec's clients, any non-public information about affiliates, subsidiaries, consultants and employees of Softec or its affiliates, business and marketing plans, strategies and methods, studies, charts, plans, tables and compilations of business industrial information, computer software and computer technology whether patentable, copyrightable or not, which is acquired or developed by or on behalf of Softec or its affiliates from time to time.

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1.2      RIGHT TO AUDIT

         1.2.1 The Licensee shall, within reason, have the right, without prior notice to Softec to inspect and audit all Softec's business , accounting and supporting records which are necessary for purposes of determining Softec's compliance with the terms of Agreement. Softec shall fully co-operate with the Licensee and any independent chartered accountants or certified public accountants hired by the Licensee to conduct any such inspection or audit. If any such inspection or audit discloses an under statement of less than 3% for any period, Softec shall pay, within ten days after receipt of the inspection or audit report, the sums due on account of such understatement with interest calculated at U.S. prime plus two percent. Further, if such inspection or audit is made necessary by failure of Softec to furnish invoice reports or any other documentation as herein required, or if any understatement for any period is determined by such inspection or audit to be #% or greater, Softec shall, on demand and in any event within the said ten days, in addition to paying the sums due on account of such understatement, also reimburse for the cost of such inspection or audit, including without limitation, the charges of any independent chartered accountants or certified public accountants retained by the Licensee in connection with such audit or inspection and the reasonable travel expenses, room, board and compensation of employees of the Licensee.

         1.2.2 The Licensee's right to audit records shall only extend to records that date back no more than two of Softec's fiscal years prior to the date of the audit.

1.3      INDEMNIFICATIONS

         1.3.1 The Licensee acknowledges and agrees that neither Softec nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensee's customers for any special, indirect, consequential, punitive or exemplary damages, or damages

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                  for loss of profits or savings, in connection with this
                  Agreement, the services or the Hardware or any other information, material or services provided by Softec to the Licensee under this Agreement. If, despite the foregoing limitations, Softec or any of its shareholders, directors, officers, employees or representatives should become liable to the Licensee or any other person (a "Claimant") in connection with this Agreement, then the maximum aggregate liability of Softec, its members, shareholders, directors, officers, employees and representatives for all such things and to all such parties will be limited to the lesser of the actual amount of loss or damage suffered by the Claimant or the amount of the Licensee's fees payable by the Licensee to Softec for the six months prior to the loss.

         1.3.2 The Licensee shall indemnify and save harmless Softec and its members, shareholders, directors, officers, employees, agents, contractors, representatives, parent company, or subsidiaries (together, the "Indemnified Parties") from and against all damages, losses, costs and expenses (including actual legal fees and costs), fines and liabilities incurred by or awarded asserted or claimed against any of the Indemnified Parties by any licensing or government agency who licenses, regulates, or otherwise governs the licensing or use of Internet gambling in connection with the Licensee's activities under this Agreement, including claims brought by a person using or relying upon any advice given or publication produced and distributed by the Licensee.

         1.3.3 Notwithstanding anything in this Section 1.3, if Softec is found guilty of fraud or gross negligence in executing its obligations under this Agreement, the Licensee shall not be responsible for any indemnification of the Indemnified Parties to the extend that the fraud or gross negligence has caused there to be damages.

1.4      DISRUPTIONS

         1.4.1 The Licensee acknowledges that from time to time, as a result of Hardware failure, supplier failures such as delay in hardware delivery or loss of Internet connection, or act of

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                  God, the services provided under this contract by Softec can be temporarily disrupted. The Licensee acknowledges and agrees that neither Softec nor any of its members, shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions. For the purpose of this section, if the services provided under this Contract by Softec are temporarily disrupted for a period of three consecutive days or more, the minimum monthly fees as calculated in section 1.7.3 shall be reduced on a pro rata basis.

         1.4.2 The Licensee acknowledges that Softec's ability to perform its obligations under this Agreement are subject to government licensing I whatever jurisdiction Softec may choose to operate. Softec shall not be held liable for any damages of any kind whatsoever that may result from changes in government legislation or policy.

1.5      CONDITIONS OF THE LICENSE

         This license is granted under the following conditions:

         The Licensee acknowledges that its rights in and to the Licensed Software may not be assigned, licensed or otherwise transferred by operation of law without the prior written consent of Softec, which consent will not be unreasonably withheld. The Licensee reserves The right to form marketing partnerships with third parties Whereby partners of the Licensee may utilize the Licensed Software To further enhance the customer base and profitability of the Licensee's Casino. The partners that the Licensee enters into relationships with shall not have any right whatsoever in the database created by that relationship. Violation of this section is grounds for immediate termination of this Agreement.

         1.5.2 Copyright and other proprietary rights of Softec protect the Licensed Software. The Licensee may be held directly responsible for acts relating to the Licensed Software which are not authorized by this Agreement.

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         1.5.3    All right, title and interest in, and to the Licensed
                  Software, and any copies thereof, and all documentation, code and logic, which describes and/or comprises the Licensed Software remains the sole property of Softec.

         1.5.4 No Party shall be held responsible for failure of performance of Agreement due to causes beyond its control, including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, acts of God, and similar occurrences.

         1.5.5 The sportsbook "format" shall remain standard, and will not be materially altered from Softec's standard sportsbook facilities. Format shall refer to the tabular presentation of the sports information making up the sportsbook look and feel and shall not include the graphics that may be added in order to personalize it.

         1.5.6 The Licensee acknowledges that this is a non-exclusive agreement and that Softec will license the Licensed Software to as many other parties as are willing to enter into a licensing agreement with Softec. Softec agrees not to duplicate the theme and any exclusive features of the Licensee's CD-ROM based casinos during the term of this Agreement, for any other licensee other than the sole use of the Licensee.

         1.5.7 If Licensee is using its own credit card merchant number and banking facility then the Licensee shall supply to Softec and irrevocable letter of credit in the amount of $100,000 U.S. or the Licensee may deposit US$ 100,000 into an appropriate interest-bearing escrow facility held with a mutually agreed upon third party bank. An appropriate amount of these funds shall be released to Softec in the event the Licensee should become unable or unwilling to pay for any legitimately invoiced amounts. This amount shall be released not before the invoice payment due is 30 days in arrears. This security shall only be used to remedy non-payment of legitimate invoices, and cannot be applied by Softec to any other alleged breaches of this Agreement. This section shall only become effective upon the Licensee

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                  achieving in any one month Net Monthly Revenue of $1,000,000 or greater.

         1.5.8 The Licensee shall be responsible for ensuring that they are operating the Licensed Software in compliance with any and all applicable state, provincial, national, and international laws.

         1.5.9 The Licensee shall provide Softec with all documentation necessary to show that the Licensee has obtained any and all necessary licenses in order to operate an Internet casino and/or Sportsbook in the jurisdiction in which the gaming servers are located.

         1.5.10 It is the policy of Softec to prevent the use of the Licensed Software for use as a "money laundering" vehicle. The Licensee warrants that they will undertake all reasonable efforts to prevent persons from using the Licensed Software for use as a money laundering vehicle. If It is revealed that the Licensee is purposely allowing or is Willfully blind to money laundering, Softec may terminate This agreement without notice.

         1.5.11 The Licensee shall not accept wagers from persons residing in Canada and shall implement all measures stipulated by Softec to ensure that persons residing in Canada are not able to wager utilizing the Licensed Software.

1.6      TERMS AND TERMINATION

         1.6.1 This Agreement shall commence and be deemed effective on the date when fully executed (the "Effective Date"). This Agreement is in effect for a period of one year (the "Term") and shall be automatically renewed indefinitely with additional one-year terms unless the Licensee gives written notice of termination of this Agreement at least 45 days prior to the end of any one-year period.

         1.6.2 Softec may terminate this Agreement by giving written notice to the Licensee at least six months prior to the end of any

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                  one-year term provided, however, Softec shall not give notice of termination in the first two years of this Agreement.

         1.6.3 Softec may terminate this Agreement at any time upon fifteen days written notice if the Licensee is more than 30 days in arrears in paying any material monthly fees due and owing to Softec. The Licensee shall be allowed to cure the breach during the notice period, thus pre-empting Softec's ability to terminate this Agreement in accordance with this section. The arrears contemplated in this section must be of a material amount for this section to be used by Softec. For the purposes of this section, material shall mean anything greater than 7% of the previous month's fees.

         1.6.4 Softec may terminate this Agreement at any time upon fifteen days written notice if the Licensee becomes bankrupt or insolvent or ceases carrying on business for any reason.

         1.6.5 The Licensee may terminate this Agreement at any time upon five days notice if Softec becomes bankrupt or insolvent or ceases carrying on business for any reason.

         1.6.6 The Licensee may, inter alia, terminate this Agreement at any time upon five days notice if Softec is materially in breach of Agreement for more than 30 days. A material breach may include, among other things, Softec's failure to pay Licensee any portion of monthly revenue amounts as described in 1.7.5. Softec shall be allowed to cure the breach during the notice period, thus pre-empting the Licensee's ability to terminate this Agreement in accordance with this section.

         1.6.7 The Licensee may inter alia, terminate this Agreement at any time upon ten days notice if Softec is unable or unwilling to deliver the Licensed software as agreed in Section 2.2.15.

         1.6.8 Softec may terminate this Agreement at any time upon fifteen days written notice if Softec, or any of its principals, officers or Directors becomes the subject of third party civil or criminal litigation as a result of the Licensee's operations under this Agreement provided that the Parties' respective

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                  liabilities upon termination shall be determined in accordance with Section 1.3, and neither Party shall be held liable for the fault, fraud or gross negligence of the other. The litigation contemplated herein must be material, and found to be of a serious nature by independent legal counsel mutually selected by and acceptable to both parties.

         1.6.9 Upon termination of this Agreement, the Licensee shall immediately return to Softec any and all of Softec's materials which Softec has a proprietary right in that are in the Licensee's possession and/or in the possession of the Licensee's agents, servants and employees.

         1.6.10 Upon termination of this Agreement, all Customer Information shall be given to the Licensee and Softec shall not make use of or disclose any Customer Information to any third party.

         1.6.11 Upon termination of this Agreement for any reason, any security give by the Licensee shall be returned to the Licensee within thirty days of termination, provided however that if there are any outstanding invoiced amounts (as per section 1.5.7) against the Licensee, sufficient security shall be retained in order to pay for those claims.

         1.6.12 Upon termination of this Agreement under sections 1.6.4 or 1.6.5, Softec will refund to Licensee all fees paid under section 1.7.1, in addition to any other remedies allowed under this contract.

1.7      REMUNERATION

         1.7.1 Subject to the performance by Softec of its obligations hereunder, the Licensee shall pay to Softec a one-time fee of $100,000 U.s. for the development of the graphical front end of the gaming site and all set-up costs. This payment shall be paid in accordance with the following schedule:

                  o        $25,000 upon signing this Agreement

                  o $7,500 per month for ten consecutive months, with the first payment being due and payable thirty days after the wager of the Casino or sports book's 5th unique "play for real" customer is accepted using the Licensed Software.

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         1.7.2    The Licensee shall pay to Softec a monthly fee based on a
                  percentage of the Net Monthly Revenue. The fee shall be paid in accordance with Schedule A of Agreement. The fees shall commence when the Licensee accepts a wager utilizing the Licensed Software.

         1.7.3 Notwithstanding any amount due and owing in accordance with Schedule A of this Agreement, the Licensee shall pay to Softec [*]. This [*] fee will be [*]. The [*] fee shall be calculated [*].

         1.7.4 All monthly payments shall be delivered to Softec by the 15th of each month in payment for the previous month's activity.

         1.7.5 If Softec handles credit card processing and banking for the Licensee Softec will keep fees it is owed by Licensee and then will transfer remaining funds to Licensee in accordance with the attached schedules.

1.8      CONFIDENTIALITY

         1.8.1 The Licensee shall not disclose, publish, or disseminate Confidential Information to anyone other than those of its employees, affiliates or others with a need to know, and the Licensee agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Confidential Information. The Licensee agrees not to use Confidential Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of Softec in each instance.



* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.

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         1.8.2    Softec shall not disclose, publish, or disseminate customer
                  Information to anyone other than those of it's employees with a need to know, and Softed agrees to take reasonable precautions to prevent any unauthorized use, disclosure, publication, or dissemination of Customer Information.
                  Softec agrees not to use customer Information otherwise for its own or any third party's benefit without the prior written approval of an authorized representative of the Licensee in each instance.

         1.8.3 All Confidential Information, and any Derivatives thereof created by Softec, remains the property of Softec and no license other rights to Confidential information is granted or implied hereby. For purposes of Agreement, "Derivatives" shall mean: (a) for copyrightable or copyrighted material, any translation, abridgement, revision or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and
                  (c) for material which is protected by trade secret, any new material derived from such exiting trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

         1.8.4 Notwithstanding anything in this Section 1.8, Softec shall be allowed to sue Customer Information for the purpose of fulfilling its reporting obligations as a public company. Softec shall also be allowed to use Customer Information in a statistical form so long as it does not identify individuals or specific companies.

         1.8.5 Neither Softec nor the Licensee shall disclose the contents of this Agreement to any third party who is not bound to maintain confidentiality between the parties. The Licensee acknowledges that disclosure of the terms of Agreement to third parties would cause considerable damage to the Licensee and / or Softec and its parent company, Starnet Communications International Inc.

         1.8.6 Softec agrees to cooperate with Licensee for any reasonable disclosure requirements of any capital raising activity conducted for the benefit of Licensee.

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         1.8.7    Licensor and SCII agree to keep the existence of this
                  Agreement confidential and not to make any public announcement in relation to, or public comment on, this agreement unless such public announcement or comment has been mutually agreed.

         1.8.8 Licensor and SCII agree to keep all business dealings with the Licensee(as a company and as individuals) confidential, and agree not to disclose the business relationship between the parties to any third person. Licensor understands that any disclosure of this confidential information will cause irreparable harm to the Licensee. Confidential information shall include but is not limited to the Licensee's company name, the names and contact addresses of the shareholders and management of Licensee, and the fact that Licensee entered into an agreement with Licensor.

         1.8.9 The Licensor is given permission to place the Licensee's URL in any promotion or publicity venue which does not, in any way, hard the image or reputation of the Licensee and/or the URL.

2.       OBLIGATIONS OF THE LICENSOR

2.1      HARDWARE

         2.1.1    Softec shall supply the Hardware as defined in Agreement.

         2.1.2 Softec shall maintain the Hardware and pay all costs for maintaining and/or upgrading the Hardware.

         2.1.3 Softec shall supply the office space required to house the Hardware.

         2.1.4 The Hardware shall, at all times, remain the property of Softec.

         2.1.5 Softec shall supply an appropriate connection to the Internet with sufficient bandwidth to properly operate the Licensed

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                  Software. The Licensee shall pay for all bandwidth associated only with those customers that are not playing the Games using real money and for the downloading of the Licensed Software via the Internet, and for any related marketing via the Internet. Bandwidth shall be charged to the Licensee at market rates.

         2.1.6    Softec shall not be required to maintain a redundant site.

         2.1.7 Softec shall make all reasonable efforts to repair and correct any problems arising under Softec's areas of responsibility that may arise from time to time which would cause it to be unable to perform its' obligations under this Agreement (see section 1.5.4).

         2.1.8 Softec shall notify the Licensee of any problems that may arise from time to time and shall keep the Licensee apprised of any efforts undertaken to rectify the problem.

         2.1.9 The Hardware shall be located only in places where Internet gambling may be operated legally and where the Licensee has obtained all necessary licenses to conduct online gaming.

2.2      THE LICENSED SOFTWARE

         2.2.1 Softec shall install the Licensed software on the Hardware. The Licensee shall have an acceptance period of thirty (30) days from the date of complete Licensed Software installation. In any event, the Licensee accepts the wager of the Casino's or sportsbook's 5th unique "play for real" customer.

         2.2.2 Softec shall allow all of the Licensee's customers and all persons who seek to be Licensee's customers Internet access to the Licensed Software.

         2.2.3 Softec shall allow the Licensee's customers to download directly from the server the Downloadable Software necessary for the Licensee's customer to play the Games.

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         2.2.4    Softec shall supply to the Licensee two identical master CD copies containing the Downloadable Software. Softec shall deliver the two casino these described in Section 1.1.1 of the Downloadable Software either combined in one Master CD or separately in two distinct Master CD's, at the sole Option of the Licensee.

         2.2.5 Softec may from time to time, at its discretion, create additional games, or improvements which can be added to the Licensed Software. If additional games and/or improvements become available, the Licensee may request and the Licensor will have the additional games and/or improvements added to the Licensed Software and delivered to the Licensee in Master CD, Downloadable and Java formats at no additional licensing cost to the Licensee.

         2.2.6 Softec may from time to time, at is discretion, translate part or all of the Games into other languages, which can be added to the Licensed Software. If additional languages become available, the Licensee may have the additional languages added to the Licensed Software at no cost to the Licensee.

         2.2.7 Notwithstanding anything stated in this section 2.2, any changes requested by the Licensee to be made to the graphics portion of the Licensed Software, shall be charged to the Licensee at market rates.

         2.2.8 Notwithstanding anything stated in this section 2.2, any changes made to the Master CD at the Licensee's request will be billed to the Licensee at market rates, plus a $100.00 U.S. administration fee. Softec retains the right to refuse to make the requested changes. In such case, Licensee may make the changes themselves and/or obtain the services of a third party to make the changes.

         2.2.9 Softec shall only be required to provide the Licensed Software in the English language only.

         2.2.10 Softec will provide all upgrades of the Licensed Software that do not require changes to the graphical Interface, at no charge to the Licensee.

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         2.2.11   All upgrades are to be made available to the Licensee within
                  30 days of the completion of testing.

         2.2.12 The Licensee may operate the Casino on as many separate URL's as the Licensee wants, with no additional licensing fee to be paid.

         2.2.13 Softec warrants that programming errors found during the term of this Agreement shall be corrected free of charge, and that the Licensed Software correctly implements algorithms, which are in accordance with the rules and payouts, which may be displayed on the screen at any time by the player. Pseudo-random numbers used by the software for the purposes of choosing game outcomes and shuffling cards are generated in an unbiased manner.

         2.2.14 Notwithstanding anything in this Agreement, the Licensee shall not operate more than two casinos with different names and/or different graphics.

         2.2.15 Softec shall provide to the Licensee "Partner" tracking software, and a report generator that allows the Licensee to create accounting reports based on activity within the Casino and Sportsbook.

         2.2.16 Softec shall deliver the web site, Java games, sportsbook and the Downloadable casino software within 120 days of the signing of this Agreement. Softec will deliver the Master CD containing the Licensed software within 180 days of the signing of this Agreement. The delivery date is subject to the Licensee agreeing to designs and themes on a timely basis.

         2.2.17 Softec shall provide the Licensee all information and/or knowledge, relevant and sufficient to the operation of an Internet Gaming Site. This may include, but not limited to, use of Partner Tracking Software, use of accounting software, process for uploading changes / additions to our website to Softec servers, introduction to the operation of the sportsbook, casino and lottery, introduction to both the

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                  front-end and back-end technical and functional features of the Licensed Software.

2.3      FINANCIAL TRANSACTIONS

         2.3.1 Softec shall provide a transaction processing system that will allow the Licensee's customers to deposit funds for use of the Games (the "Transaction Processing System"). The Licensee's customers will be able to deposit funds via the Internet through the use of visa, Master card, or JCB credit Cards. Other methods of payment may be made available
                  From time to time at Softec's discretion, at a cost to the Licensee to be agreed upon at the time.

         2.3.2 Softec shall only be responsible for processing credit card debits and credits for which the Licensee holds the appropriate merchant number accounts.

         2.3.3 If Softec is not processing the Licensee's credit cards transactions, the Licensee shall be responsible for all aspects of collecting and paying funds, in accordance with this Agreement.

         2.3.4 The Licensee shall have no rights whatsoever in the Transaction Processing System.

2.4      TECHNICAL SUPPORT

         2.4.1 Softec shall supply 24 hours a day/7 days a week technical support for the Licensee's customers and for the Licensee.

         2.4.2 Softec shall make the Technical support available via the Internet and via toll free telephone lines.

         2.4.3 Softec shall determine the number of people acting as technical support and the number of incoming telephone lines for technical support in its absolute discretion. Softec agrees to provide adequate technical support representatives to meet call back center industry average response times.

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                                  Page 17 of 33
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         2.4.4    Technical support offered via the telephone shall be in
                  English language only. Softec retains the right to offer technical support via the telephone in additional languages as it sees appropriate. This service shall be made available to Licensee at no additional cost.

         2.4.5 Technical support offered via the Internet shall be in all languages in which the Licensed Software is available, including Japanese and Cantonese.

2.5      ACCOUNTING

         2.5.1 Softec shall maintain records of all transactions and wagers placed utilizing the Licensed Software. Licensee shall have access to such records at any given time.

         2.5.2 The Licensee shall pay a flat fee of $100.00 US plus all reasonable hourly administration fees and disbursements, including printing, photocopy and shipping costs, each time accounting information is requested. Administration fees shall be paid out at market prices. No fees are payable for regular accounting information provided to the Licensee for the purpose of calculating Net Revenue.

         2.5.3 Softec shall regularly supply a complete accounting record, as defined by Softec from time to time, of the previous month's activity relating to the Licensed Software within ten working days of the end of each month. The accounting records shall be delivered either by facsimile or by e-mail.

         2.5.4 Softec shall provide daily interim accounting reports, as defined by Softec from time to time. The daily interim accounting records shall be delivered either by facsimile or by e-mail.

         2.5.5 Softec shall have the right to utilize the accounting information for statistical and reporting purposes provided specific information about the Licensee and its individual customers is not disclosed.

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                                  Page 18 of 33
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         2.5.6    Softec shall archive and maintain the accounting information for a period of 2 fiscal years.

         2.5.7 Softec, at its discretion, may destroy any portion of the accounting information that softec deems to be no longer relevant.

         2.5.8 The Licensee shall be given thirty days written notice prior to the destruction of any accounting information. The Licensee may choose to archive information about to be destroyed, at its own facilities.

2.6      CUSTOMER DATA

         2.6.1 Softec shall maintain a database containing the Customer Information.

         2.6.2 The Customer Information shall remain the property of the Licensee.

         2.6.3 Softec and its related parties will treat this "customer information" as confidential information and will not disclose this information to any third party for any reason whatsoever.

         2.6.4 Softec shall provide daily interim Customer Information reports, as defined by Softec from time to time.

         2.6.5 The Licensee shall pay a fee of $100.00 US plus all reasonable hourly administration fees and disbursements, including printing, photocopy and shipping costs, each time additional Customer Information is requested. Administration fees shall be paid out at market prices.

         2.6.6 Softec shall have the right to utilize the Customer Information only for statistical purposes, and then only if This statistical information is to be shared with Licensee. Under no circumstances shall Softec utilize the Customer Information in the marketing of any gaming site being Operated by a subsidiary of Starnet Communications International Inc., Softec's parent company.

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                                  Page 19 of 33
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         2.6.7    Softec shall archive and maintain the Customer Information for a period of two years.

         2.6.8 The Licensee shall be given thirty days written notice prior to the destruction of any Customer Information. The Licensee may choose to archive information about to be destroyed, at its own facilities.

2.7      THE GAMES

         2.7.1 The lottery tickets and play options available in the lottery web site shall be determined form time to time by Softec in its sole discretion.

         2.7.2 Softec shall determine the odds for the Casino from time to time. The Licensee shall be responsible for setting the odds for the sportsbook and the HTML sportsbook, from time to time, in its sole discretion.

         2.7.3 The Licensee shall determine the betting limits for both the casino sportbook and the HTML sportsbook, from time to time, in its sole discretion. The Licensee may choose zero as a betting limit.

         2.7.4 the Licensee, in its sole discretion, shall determine the betting limits for the Games. The Licensee may choose zero as a betting limit.

         2.7.5 Softec shall determine the games available in the Casino and both versions of the sportsbook, from time to time, in its sole discretion.

         2.7.6 Softec shall determine the lottery tickets available in the Casino as well as the forms of play, from time to time, in its sole discretion.

         2.7.7 Softec shall only supply the Games that the Licensee as appropriate licenses to operate.

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                                  Page 20 of 33
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         2.7.8    Softec will provide an American and European sports odds feed
                  (such as Don Best) for use by Licensee.

3.       OBLIGATIONS OF THE LICENSEE

3.1      LICENSES

         3.1.1 The Licensee shall be responsible for obtaining and maintaining all necessary licenses for the operation of an Internet Casino and an Internet Sportsbook operation, or whichever the Licensee intends to operate, in a location where Softec maintains Hardware.

         3.1.2 Softec shall recommend a lawyer in Antigua that can assist the Licensee in obtaining an Internet casino license as required by the Antigua Free Trade Zone.

3.2      MERCHANT NUMBERS

         3.2.1 The Licensee shall be responsible for obtaining and maintaining appropriate merchant numbers for the processing of Visa, Master Card American Express credit cards and any other credit card the Licensee may obtain merchant numbers for (the "Merchant Numbers").

         3.2.2 Notwithstanding that from time to time, Softec may make merchant numbers available to the Licensee through another subsidiary of SCII, neither Softec nor SCII, nor any other subsidiary of SCII shall be responsible for maintaining or continuing to provide merchant numbers.

3.3      MARKETING

         3.3.1 The Licensee shall be responsible for all marketing of the services offered through the Licensed Software. Softec shall offer ongoing consultancy services relating to the marketing of the Licensee's site.

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                                  Page 21 of 33
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         3.3.2    The Licensee shall spend on a monthly basis, a minimum of 15%
                  of the previous month's Net Revenue on marketing and promoting the Licensee's gaming site.

         3.3.3 Softec is not responsible for tracking or maintaining any records or data with respect to marketing. The Licensee shall be allowed access to the Hardware for the purpose of tracking and maintaining marketing data.

         3.3.4 The licensee shall be responsible for all aspects of customer service except technical support. Customer service may include, but is not limited to dealing with customer complaints and paying out winnings. While Licensee is using Softec's merchant number and banking facility, Softec shall be responsible for paying out winnings.

3.4      DISTRIBUTION OF SOFTWARE

         3.4.1 The Licensee shall be responsible for the production and distribution of compact discs containing the Downloadable Software.

         3.4.2 The Licensee shall not alter the Licensed Software as supplied on the Master CD in any way.

         3.4.3 The Licensee shall ensure that the packaging for the Licensed software, the entry web page for the Casino and sportsbook, as well on any compact discs containing the Licensed software, shall display all proprietary rights symbols such as Copyright and Trademark, as supplied by Softec (the "Symbols"). The symbols shall be of the exact same size and font as supplied by Softec.

3.5      REGULATORY ISSUES

         3.5.1 The licensee shall be solely responsible for determining which jurisdictions they choose to market to and receive wagers from.

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                                  Page 22 of 33

         3.5.2 The Licensee shall be responsible for determining the legality of accepting wagers in whichever jurisdictions they choose to market to and receive wagers from.

         3.5.3 The Licensee shall indemnify Softec for any reasonable legal costs, and fines that arise as a result of the Licensee choosing to accept wagers from any jurisdiction that determines or has determined that Internet wagering is illegal.

3.6      THE WEB SITE

         3.6.1 Softec will construct the Licensee's initial web site according to a mutually agreed theme, design, content, layout, interface, quality and color scheme; thereafter, the Licensee shall construct and maintain the initial web site and additional web sites. These web sites (the "Web Sites") will give the Licensees customers access to the downloadable Software.

         3.6.2 The Licensee shall pay for any and all URL's that the Licensee deems necessary to properly market the Licensed Software.

         3.6.3 The Licensee shall ensure that the Web Sites shall display a statement that the software is licensed, as well as all proprietary rights symbols such as Copyright and Trademark, as supplied by Softec (the "Symbols"). The Symbols shall be of the exact same size and font as supplied by Softec.

         3.6.4 The Licensee shall have the right to make any changes to the Web Sites the Licensee feels appropriate. All changes requested by the Licensee that are effected by Softec will be charged to the Licensee at market rates.

         3.6.5 If requested, Softec shall construct and maintain any and all additional web sites the Licensee deems necessary for the marketing of the Licensed Software. All work done to build

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                                  Page 23 of 33
                  additional web sites shall be charged to the Licensee at market rates.

         3.6.6 After the first web site is created by Softec, Softec shall not in any way be responsible for the design of the Web Sites utilized by the Licensee.

         3.6.7 The Licensee shall include in their Terms and Conditions of Play for the Licensed Software the Terms and Conditions that are recommended by Softec. The Licensee may embellish or add to these Terms and Conditions. If the Licensee does not implement the minimum required Terms and Conditions, in so far as the Terms and Conditions would have protected the Licensee, Softec shall not be responsible to the Licensee, notwithstanding anything in this Agreement.

         3.6.8 To enhance the credibility of the Licensee's gaming operation, the Licensee may utilize the Softec `intermercial' provided and designed by Softec, and display the Softec Seal of Approval icon on the website's homepage.

4.       REPRESENTATIONS AND WARRANTIES

         Each of the Parties hereto hereby represents and warrants until Each other as follows:

         4.1 It has full power, authority and legal right to incur the obligations provided for in the Agreement, to execute and deliver this Agreement, to perform and observe the terms and provisions hereof and has the corporate power and authority, and the requisite licenses to own its properties as now owned and operated.

         4.2 This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof.

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                                  Page 24 of 33

         4.3 The execution, delivery and performance of this Agreement have been duly authorized by all necessary action, corporate or otherwise, on the part of such Party.

         4.4 The execution, delivery and performance of this Agreement will not violate or exceed the power of such Party, or contravene
                  (i) any provision of any applicable law, regulation, decree or order to which such Party is subject; (ii) any provision of the memorandum and articles of association, charter or constitutive documents of such Party; or (iii) any provision of any contract or agreement to which such Party is a party, or under which it or its assets is found.

         4.5 All authorizations, consents, permits, approvals and licenses required for the execution, delivery and performance of this Agreement have been or will be duly obtained or granted and are or will be in full force and effect.

         4.6 Any material breach of the Representations and Warranties shall be considered a breach of this Agreement entitling the aggrieved party to whatever remedies provided under this contract.

5.       STANDARD CLAUSES

5.1      NOTICES

         Unless otherwise provided in Agreement, any notice provided for under Agreement shall be in writing and shall be sufficiently given If delivered personally, of if transmitted by facsimile with an Original signed copy delivered personally within twenty-four hours thereafter, or mailed by prepaid registered post addressed to Softec At their respective addresses set forth below or at such other than current address as is specified by notice.

                  To Softec:        Newgate Street
                                    P.O. Box 1589
                                    St. John's, Antigua
                                    West Indies
                                    Attention:  Chris Zacharias
                                    Fax:  (268) 480-1656

                  To the Licensee:  Registered offices in St. John's, Antigua

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                                  Page 25 of 33

5.2      ENTIRE AGREEMENT AND SCHEDULES

         The parties agree that Agreement and its Schedule, if any, constitute the complete and exclusive statement of the terms and conditions between the Licensee and Softec covering the performance hereof and cannot be altered, amended or modified except in writing executed by an authorized representative of each party. The Licensee further agrees that any terms and conditions of any purchase order or other instrument issued by the Licensee in connection with Agreement which are in addition or inconsistent with the terms and conditions of Agreement shall not be binding on Softec and/or on the Licensee and shall not apply to Agreement.

5.3      GOVERNING LAW AND ARBITRATION

         Any dispute in connection with Agreement shall be settled by arbitration in accordance with any Arbitration Act agreed upon between the parties; provided, however, should any dispute arise under Agreement, the parties shall endeavor to settle such dispute amicably between themselves. In the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid.

5.4      GOOD FAITH

         The parties acknowledge to one another that each respectively intends to perform its obligations as specified in Agreement in good faith.

5.5      PARTIES TO ACT REASONABLY

         The parties agree to act reasonable in exercising any discretion, judgment, approval or extension of time that may be required to effect the purpose and intent of Agreement. Whenever the Approval or consent of a party is required under Agreement, such consent shall not be unreasonable withheld or delayed.

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                                  Page 26 of 33

5.6      GOVERNING LAW

         This agreement and all Schedules shall be governed by and construed in accordance with the laws of the Country of Antigua, and the Licensee hereby attorns to the jurisdiction of the courts of Antigua notwithstanding any other provision expressed or implied in either the agreement or the Schedules.

5.7      TIME TO BE OF THE ESSENCE

         Time is of the essence.

5.8      NUMBER AND GENDER

         In this Agreement the use of the singular number includes the Plural and vice versa the use of any gender includes all genders, and the word "person" includes an individual, a trust, a partnership, a body corporate and politic, an association and any other incorporated or unincorporated organization or entity.

5.9      CAPTIONS

         Captions or descriptive words at the commencement of the various sections are inserted only for convenience and are in no way to be construed as a part of Agreement or as a limitation upon the scope Of the particular section to which they refer.

4.10     NON-ASSIGNABILITY

         This Agreement is personal to the Licensee, except as provided in
         Section 5.11. Neither party may assign or transfer any rights or obligations under this Agreement without the prior written consent of the other party. Each party agrees not to unreasonably Withhold such consent.

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                                  Page 27 of 33

5.11     BENEFIT

         This Agreement shall enure to the benefit of and be binding upon the Licensee, its successors and assigns. The Licensee may delegate the performance of any of its obligations hereunder to any corporation which controls, is controlled by or is under common control with the Licensee.

5.12     WAIVER

         No condoning, excusing or waiver by any party hereto of any default, breach of non-observance by any other party hereto, at any time or times with respect to any covenants or conditions herein contained, shall operate as a waiver of that party's rights hereunder with respect to any continuing or subsequent default, breach or non-observance, and no waiver shall be inferred from or implied by any failure to exercise any rights by the party having those rights.

5.13     FURTHER ASSURANCES

         Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do Such further and other things as may be necessary to implement And carry out the intent of Agreement.

5.14     CUMULATIVE RIGHTS

         All rights and remedies of Softec and the licensee are cumulative And are in addition to and shall not be deemed to exclude any Other rights or remedies allowed by law except as specifically Limited hereby. All rights and remedies may be exercised Concurrently.

5.15     PRIOR AGREEMENTS

         Except as specifically provided for herein, this Agreement, Including its Schedules, contains all of the terms agreed upon by The parties with respect to the subject matter herein and Supersedes all prior agreements, arrangements and Understandings with respect thereto, whether oral or written.

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                                  Page 28 of 33
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5.16     SEVERABILITY

         If any part of Agreement is unenforceable because of any rule of Law or public policy, such unenforceable provision shall be severed from Agreement, and this severance shall not affect the remainder of Agreement.

5.17     NO PARTNERSHIP

         Notwithstanding anything in this Agreement, no part of this Agreement, nor the Agreement as a whole shall be construed as creating a partnership or agency relationship between the parties. If any part of this Agreement should become construed as forming a partnership or agency relationship, that part shall be amended such that no partnership or agency relationship is created, but that part achieves what it was originally intended to achieve.

5.18     DOLLAR AMOUNTS

         All references to money or specific dollar amounts in this Agreement are in United States Dollars.

5.19     INTERPRETATION

         In the interpretation of this Agreement or any provision hereof, no Inference shall be drawn in favor of or against any party by virtue Of the fact that one party or its agents may have drafted this Agreement or such provision. Notwithstanding the above, if there Is any uncertainty in the interpretation of this Agreement, the uncertainty arising in dispute shall be settled by arbitration in accordance with
         Section 5.3 (entitled "Governing Law and Arbitration") of this
         Agreement.

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                                  Page 29 of 33
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IN WITNESS WHEREOF the parties have executed Agreement on the date first written.


Softec Systems Caribbean Inc.

Per:  _______________________                Per:  _______________________

Name:  Christopher H. Zacharias              Name:______________________

Title:  In House Counsel                     Title: _______________________



The Licensee: _______________________


Per:  _______________________

Name:______________________

Title: _______________________




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                                  Page 30 of 33
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                                   SCHEDULE A

         [* This information has been omitted and is subject to a request for confidential treatment with the Securities and Exchange Commission.]


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                                  Page 31 of 33